Exhibit 99.1

The J. M. Smucker Company Names John Brase Chief Operating Officer

ORRVILLE, Ohio – March 9, 2020 – The J. M. Smucker Company (NYSE: SJM) today announced the appointment of John Brase as Chief Operating Officer, effective April 13, 2020. Brase, former Vice President and General Manager of The Procter & Gamble Company’s $6 billion North American Family Care unit, brings nearly three decades of experience in the consumer goods industry to the role, including significant work across brand management, business operations, manufacturing, marketing and sales.

“John is an extremely talented and accomplished leader who brings a proven track record of delivering growth to the businesses he has overseen,” said Mark Smucker, President and CEO, The J. M. Smucker Company. “Importantly, John has already displayed an understanding of our unique culture and a desire to enhance the positive impact we have on all our constituents.”

Brase will report directly to Mark Smucker and serve as a member of the Company’s executive leadership team. As Chief Operating Officer, he will have strategic oversight of the Company’s three U.S. business segments (Pet Food & Pet Snacks, Coffee, Consumer Foods) as well as its Away From Home, Operations and Supply Chain functions.

About The J. M. Smucker Company
Inspired by more than 120 years of business success and five generations of family leadership, The
J. M. Smucker Company makes food that people and pets love. The Company’s portfolio of 40+ brands, which are found in 90 percent of U.S. homes and countless restaurants, include iconic products consumers have always loved such as Folgers®, Jif® and Milk-Bone® plus new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray™ Nutrish®. Over the past two decades, the Company has grown rapidly by thoughtfully acquiring leading and emerging brands, while ensuring the business has a positive impact on its 7,000+ employees, the communities it is a part of and the planet. For more information about The J. M. Smucker Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein except for Rachael Ray®, a registered trademark of Ray Marks II LLC, which is used under license.

Contact:
The J. M. Smucker Company: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations - aaron.broholm@jmsmucker.com
Media: Ray Hancart, Director, Communications and Media Relations - ray.hancart@jmsmucker.com

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